Exhibit 10.37

August 1, 2003

Mr. Michael Luce

2020 247th Place N.E.

Sammamish, WA 98074

Dear Mike:

The Brookstone Company and I are extremely pleased to offer you the position of President and Chief Executive Officer, Gardeners Eden. There are many exciting challenges ahead and we look forward to both a mutually productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

•	You are joining Brookstone as President and CEO of Gardeners Eden, reporting directly to Michael Anthony, Chairman, President and CEO of Brookstone, Inc.

•	Your start date will be on or about, August 18, 2003.

•	Your base salary will be $4,807.69 per week ($250,000 annualized).

•	You will receive a one-time sign on Bonus of $80,000, which will be paid 60 days after your first day of employment. During your new Associate orientation, you will be asked to sign a “Sign on Bonus Payment Agreement.”

•	Your first annual performance review will be administered on or about April 15, 2004, retroactive to February 1, 2004.

•	You will participate in our Management Incentive Bonus (MIB) program. Based on Gardeners Eden performance in the year 2004, you will be eligible for a bonus payment up to a threshold of 40% of your base salary . If Gardeners Eden exceeds its goals the maximum payout under the plan is 100%. Seventy percent of your bonus payment is guaranteed based on Gardeners Eden reaching its 2004 Operating Income goals, thirty percent is based on your individual performance rating as reviewed by the CEO and Board of Directors. You will be guaranteed a $50,000 minimum bonus for 2003 payable the first week of February 2004.

Michael Luce

•	Upon Board approval you will be granted an option to purchase 50,000 shares of Brookstone stock. 25,000 of these stock options will vest at 25% per year over a four year period. 25,000 will cliff vest after four years of service. The option price will be fixed on your start date.

•	You are eligible to receive a car allowance of $500.00 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs and all gas expenses related to company business.

•	Brookstone will bear the reasonable cost of temporary housing accommodations for you and your family for a period of 180 days.

•	Brookstone will pay for two house-hunting trips for you and your spouse.

•	When you relocate, Brookstone will bear the reasonable cost of packing and moving your household. We will supply you with the names of two companies to give you estimates.

•	Brookstone will reimburse you for usual closing costs and legal expenses involved in purchasing your new home in New Hampshire or Massachusetts, including up to two mortgage points.

•	Brookstone does not pay real estate fees for either your New Hampshire or Sammamish homes.

•	You will receive incidental pay for one week when you move into your new home. Please advise Carol Lambert when this takes place.

•	Brookstone will gross up all relocation items that are required to be included in your gross income and are not tax deductible to you, up to a maximum of $15,000 (net).

•	During your new Associate orientation, you will be asked to sign a “Relocation Expense Payment Agreement.”

•	You, like all Company executives, will be required to sign a Confidentiality Agreement and a release authorizing Brookstone to conduct a background check.

•	You will become eligible for coverage under the medical plan following 30 days of employment. Single coverage costs $17.03 per week, two-person coverage $30.65 per week, and family coverage is $45.97 per week.

Michael Luce

•	You will become eligible for coverage under the dental plan, following 30 days of employment. Single coverage costs $5.11 per month, two person coverage $9.20 per month, and family coverage is $13.79 per month.

•	You are eligible to participate in our Flexible Spending Medical Reimbursement and Dependent Care Accounts following 30 days of employment.

•	After 90 days of employment you become eligible to participate in our Profit Sharing plan. Profit Sharing payouts are pro-rated and subject to Company performance and Board approval.

•	Immediately upon your date of hire, you are eligible to receive a 30% discount off of the retail price of Brookstone and Gardeners Eden merchandise.

•	As a Salaried Associate, you will receive two times your annual salary in group life insurance, double indemnity, upon employment. Brookstone pays the premium for this policy.

•	You will become eligible for Short Term Disability plan benefits after 90 days of employment. You will become eligible for Long Term Disability insurance coverage the first of the month after 180 days of employment. Brookstone pays the premium for these policies.

•	You will become eligible for participation in our Employee Assistance Program after 180 days of employment. You will receive information on this program at that time.

•	You will become eligible for enrollment in the Company’s 401(k) the first of the month after you meet the following conditions (eligibility is determined on a monthly basis):

• are 21 years of age or older;

• have 90 days of service.

Michael Luce

•	Once you have completed one full year of service (with a minimum of 1000 hours), Brookstone will match 100% of the first 4% of your compensation contributed to the 401(k) plan. This matching contribution is dependent upon being employed on the last date of the plan year (December 31st). You are immediately vested in any matching contribution once deposited into your account.

•	Based on your date of hire, you are eligible for three weeks of vacation in 2004.

•	In the unlikely event your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other income from employment earned during the 12 month period following termination shall reduce the severance package payable.

The policies and benefits that are summarized here have been voluntarily adopted by Brookstone and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term.

What is presented in this letter is only a summary; the actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws. Brookstone values its employees and looks forward to a mutually satisfactory employment relationship. It is of course understood, however, that you are an employee-at-will and that neither you nor Brookstone is obligated to continue in our employment relationship if either of us does not wish to do so.

We are very pleased that you have decided to accept our offer. Brookstone is the kind of place where your contributions will be utilized and recognized. You will be an excellent addition to our team.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,

Michael Anthony
Chairman, President and CEO
Michael Luce	Date